The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2023

Pricing Supplement No. 2023-USNCH18952 to Product Supplement No. EA-02-10 dated March 7, 2023,

Prospectus Supplement and Prospectus each dated March 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated September-----, 2023

Citigroup Global Markets Holdings Inc. $---- Trigger Callable Yield Notes

Linked to the Least Performing of Shares of the Invesco QQQ TrustSM, Series 1 and Shares of the iShares® Russell 2000 Value ETF Due On or About December 24, 2024

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Callable Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of shares of the Invesco QQQ TrustSM, Series 1 and shares of the iShares® Russell 2000 Value ETF (each, an “underlying”). The notes will pay a coupon on each monthly coupon payment date regardless of the performance of either underlying. Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date and no further amounts will be owed to you. If the notes have not previously been called by the issuer prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. The “final underlying price” for each underlying is the closing price of such underlying on the final valuation date and the “least performing underlying” is the underlying with the lowest underlying return as measured from the trade date to the final valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying price of the least performing underlying is less than its downside threshold. The payment at maturity on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlyings. You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlying. You will not receive dividends or other distributions paid on the underlyings or participate in any appreciation of either underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features	Key Dates[1]

❑ Monthly Coupon — We will pay you a coupon on each monthly coupon payment date regardless of the performance of either underlying unless the notes have been previously called.

❑ Issuer Callable — Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

	Trade date	September 20, 2023
	Settlement date	September 25, 2023
	Coupon payment dates[2]	Monthly, beginning on October 24, 2023
	Final valuation date[2]	December 20, 2024
	Maturity date	December 24, 2024
[1] Expected [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Callable Yield Notes Linked to the Least Performing of the Shares of the Invesco QQQ TrustSM, Series 1 and Shares of the iShares® Russell 2000 Value ETF. The coupon rate, initial underlying prices and downside thresholds will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Coupon Rate	Initial Underlying Prices	Downside Thresholds	CUSIP/ISIN
Shares of the Invesco QQQ TrustSM, Series 1 (Ticker: QQQ) (an “ETF”)	9.00% to 9.50% per annum	$	$ , which is 65% of the applicable initial underlying price	17331M220 / US17331M2200
Shares of the iShares® Russell 2000 Value ETF (Ticker: IWN) (an “ETF”)		$	$ , which is 65% of the applicable initial underlying price

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	—	$10.00
Total		$—	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.841 per note, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $10.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. It is expected that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,”and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-10 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003818/dp190217_424b2-ea0210.htm

♦	Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Callable Yield Notes Linked to the Least Performing of the Shares of the Invesco QQQ TrustSM, Series 1 and Shares of the iShares® Russell 2000 Value ETF that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Dilution Adjustment for Certain Extraordinary Cash Distributions

For purposes of the notes offered by this pricing supplement, the definition of “Permitted Dividend” set forth in the second paragraph under the heading “Certain Extraordinary Cash Distributions” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement shall be replaced with the following:

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the applicable Underlying or (b) a payment by such Underlying that such Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “Shares of the Invesco QQQ TrustSM, Series 1” beginning on page PS-15 of this pricing supplement, “Shares of the iShares® Russell 2000 Value ETF“ beginning on page PS-17 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦   You understand and accept the risks associated with each of the underlyings.

♦   You believe the final underlying price of each underlying will be greater than or equal to its downside threshold, and, if the final underlying price of either underlying is below its downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦   You are willing to accept the individual market risk of each underlying on the final valuation date, and you understand that any decline in the price of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other underlyings.

♦   You are willing to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing price of either underlying, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦   You would be willing to invest in the notes if the coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual coupon rate will be set on the trade date).

♦   You are willing to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlyings for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦    You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦    You believe the final underlying price of at least one underlying will be less than its downside threshold, exposing you to the full downside performance of the least performing underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦    You are unwilling to accept the individual market risk of each underlying on the final valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦    You are unwilling to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing price of either underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the coupon payments.

♦    You would be unwilling to invest in the notes if the coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual coupon rate will be set on the trade date).

♦    You are unwilling to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlyings for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 1.25 years, unless called earlier
Trade date[1]	September 20, 2023
Settlement date[1]	September 25, 2023
Final valuation date[1,2]	December 20, 2024
Maturity date[1]	December 24, 2024
Underlyings	Shares of the Invesco QQQ TrustSM, Series 1 (Ticker: QQQ) Shares of the iShares® Russell 2000 Value ETF (Ticker: IWN)
Issuer call feature

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date. See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Coupon payment dates	The 24th day of each month, beginning in October 2023, provided that the December 2024 coupon payment date will be the maturity date. Each coupon payment date is subject to postponement to the following business day if such day is not a business day. No interest will accrue as a result of any delayed payment. See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon/ coupon rate	Each coupon payment will be in the amount of $0.0750 to $0.0792 for each $10.00 stated principal amount note (based on the per annum coupon rate of 9.00% to 9.50%) (to be determined on the trade date).

[1] Expected. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date may be changed to ensure that the stated term of the notes remains the same.

[2] Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	The underlying with the lowest underlying return.
Underlying return	For each underlying, calculated as follows: final underlying price – initial underlying price initial underlying price
Downside threshold	For either underlying, 65.00% of its respective initial underlying price, as specified on the cover of this pricing supplement.
Initial underlying price	For either underlying, its closing price on the trade date, as specified on the cover page of this pricing supplement.
Final underlying price	For either underlying, its closing price on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date	The closing price of each underlying (its respective initial underlying price) is observed, the coupon rate is set and the downside threshold for each underlying is determined.

Monthly (callable by the issuer in its sole discretion after three months)

We pay the applicable coupon.

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying price of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes

Call Notice Dates	Expected Coupon Payment Dates
N/A	October 24, 2023
N/A	November 24, 2023
December 21, 2023*	December 26, 2023
January 22, 2024	January 24, 2024
February 22, 2024	February 26, 2024
March 21, 2024	March 25, 2024
April 22, 2024	April 24, 2024
May 22, 2024	May 24, 2024
June 20, 2024	June 24, 2024
July 22, 2024	July 24, 2024
August 22, 2024	August 26, 2024
September 20, 2024	September 24, 2024
October 22, 2024	October 24, 2024
November 21, 2024	November 25, 2024
N/A	December 24, 2024 (the maturity date)

* The notes are callable beginning on the third coupon payment date, which is December 26, 2023.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity (beginning approximately three months after issuance) and the final underlying price of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price of the least performing underlying is less than its initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly, even if any other underlying performs well — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected, even if any other underlying performs well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of any better performing underlying — The payment at maturity depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of any better performing underlying. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of any better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of any better performing underlying is not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The Invesco QQQ TrustSM, Series 1 seeks to provide investment results that, before expenses, generally correspond to the performance of the Nasdaq-100 Index® and the iShares® Russell 2000 Value ETF seeks to track the Russell 2000® Value Index. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher coupon rates are associated with greater risk — The notes offer coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting this risk. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the trade date that the closing price of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The coupon payments on the notes are the compensation you receive for assuming not only the downside risk of the least performing underlying, but also all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the coupon payments — Beginning approximately three months after issuance, we may call the notes on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date. In the event that we call the notes, you will receive the stated principal amount of your notes and any coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately three months. If we call the notes prior to maturity, you will not receive any additional coupon payments. It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in another investment that provides a similar yield with a similar level of risk. We are less likely to call the notes prior to maturity when the expected coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us. Therefore, the notes are more likely to remain outstanding when the expected coupon payable on the notes is less than what would be payable on other comparable instruments.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to either underlying — You will not participate in any appreciation in the price of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the coupon payments you receive and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks held by the underlyings.

♦	The payment at maturity depends on the closing price of the least performing underlying on a single day — If the closing price of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing price of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks held by the underlyings — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlyings or any of the stocks held by the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the prices used will not reflect the receipt or reinvestment of dividends or distributions on either of the underlyings or the stocks held by either of the underlyings. Dividend or distribution yield on the underlyings or the stocks held by the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the underlyings or the stocks held by the underlyings, but will not be reflected in the performance of either of the underlyings as measured for purposes of the notes (except to the extent that dividends and distributions reduce the prices of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the price of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (ii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and the stocks held by the issuers of the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks held by the issuers of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Invesco QQQ TrustSM, Series 1 is subject to risks associated with the stocks of foreign companies — Some of the stocks held by the Invesco QQQ TrustSM, Series 1 are issued by foreign companies. Investments in securities of foreign companies involve risks associated with those countries, including risks of governmental intervention and cross-shareholdings in companies in certain countries. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The iShares® Russell 2000 Value ETF is subject to risks associated with small capitalization stocks — The stocks that constitute the index underlying the iShares® Russell 2000 Value ETF are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	The investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful — The iShares® Russell 2000 Value ETF seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted performance of the stocks included in the Russell 2000® Index that are determined by the sponsor of the Russell 2000® Value Index to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The basic principle of a value investment strategy is to invest in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of such stocks will increase over time as the market recognizes and reflects those stocks’ “fair” market value. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. In addition, stocks that are considered to be value oriented may have lower growth potential than other securities. Moreover, the selection methodology for the Russell 2000® Value Index includes a significant bias against stocks with strong growth characteristics. Even if a value strategy with respect to the stocks included in the Russell 2000® Index would generally be successful, the manner in which the Russell 2000® Value Index implements its strategy may prove to be unsuccessful. The methodology of the Russell 2000® Value Index has set parameters to determine whether a stock should be considered a “value” stock. The Russell 2000® Value Index’s parameters may not effectively implement its value strategy, and there can be no assurance that it will select stocks that are value oriented, that the Russell 2000® Value Index’s methodology will not underperform any alternative implementation of such a strategy, or that the iShares® Russell 2000 Value ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria. Stocks that are considered to be value oriented may have lower growth potential than other securities, which may cause the price of the iShares® Russell 2000 Value ETF to decrease over the term of the notes. Accordingly, the investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful, and your investment in the notes may result in a loss. An investment in the notes may also provide a return that is less than an investment linked to the Russell 2000® Index as a whole.

♦	Our offering of the notes is not a recommendation of either underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or the stocks that are held by the issuers of the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the prices of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing prices of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the prices of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	The notes may become linked to assets other than the original underlyings upon the occurrence of a reorganization event or upon the delisting of an underlying — For example, if an ETF enters into a merger agreement that provides for holders of the such underlying to receive shares of another entity, the shares of such other entity will become the applicable underlying for all purposes of the notes upon consummation of the merger. Additionally, if an underlying is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of an underlying — Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks held by the ETFs and other financial instruments related to the underlyings or such stocks and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlyings or the stocks held by the ETFs or in instruments linked to the underlyings or such stocks on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETFs or the issuers of the stocks held by the ETFs, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, corporate events with respect to either underlying that may require a dilution adjustment or the delisting of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on the final valuation date with respect to an underlying, determining whether to postpone the final valuation date;

♦	determining the prices of the underlyings if the prices of the underlyings are not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of an underlying if an underlying is delisted or an ETF is liquidated or otherwise terminated (see “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the underlyings may not completely track the performance of the indices underlying the ETFs or the net asset value per share of the ETFs — The ETFs do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in the indices underlying the ETFs. In addition, the performance of the underlyings will reflect transaction costs and fees of the ETFs that are not included in the calculation of the indices underlying the ETFs. In addition, the ETFs may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the indices underlying the ETFs. All of these factors may lead to a lack of correlation between the performance of the underlyings and the indices underlying the ETFs. In addition, corporate actions with respect to the equity securities constituting the indices underlying the ETFs or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performances of the underlyings and the indices underlying the ETFs. Finally, because the underlyings are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlyings may differ from the net asset value per share of the underlyings.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlyings and the liquidity of the underlyings may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETFs. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlyings. As a result, under these circumstances, the market value of the underlyings may vary substantially from the net asset value per share of the underlyings. For all of the foregoing reasons, the performance of the underlyings may not correlate with the performance of the indices underlying the ETFs and/or the net asset value per share of the underlyings, which could materially and adversely affect the value of the notes in the secondary market and/or reduce one or more payments on the notes.

♦	Changes made by the investment advisers to the ETFs or by the sponsor of the indices underlying the ETFs may adversely affect the underlyings — We are not affiliated with the investment advisers to the ETFs or with the sponsors of the indices underlying the ETFs. Accordingly, we have no control over any changes such investment advisers or sponsors may make to the ETFs or the indices underlying the ETFs. Such changes could be made at any time and could adversely affect the performance of the underlyings.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the notes, it is possible that other persons having withholding or information reporting responsibility in respect of the notes may treat a note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a note to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes will be determined on the trade date; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Approximately 1.25 years, unless called earlier

t	Hypothetical Initial Underlying Prices: For each Underlying, $100.00

t	Hypothetical Coupon Rate: 9.00% per annum (or 0.75% per month)

t	Hypothetical Monthly Coupon Payment: $0.075 per month per note

t	Issuer Call: Monthly, after approximately three months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Downside Thresholds: For each Underlying, $65.00 (which, with respect to each Underlying, is 65% of its hypothetical initial underlying price)

*The hypothetical coupon rate may not represent the actual coupon rate. The actual coupon rate will be determined on the trade date. In addition, the examples below are based on the above hypothetical values and do not reflect the actual initial underlying prices or downside thresholds of the underlyings. For the actual initial underlying price and downside threshold of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual initial underlying price and downside threshold of each underlying, and not on the hypothetical values indicated below.

Example 1 — The notes are called on the third coupon payment date.

Date		Payment (per note)
First Coupon Payment Date		$0.075
Second Coupon Payment Date		$0.075
Third Coupon Payment Date		$10.075 (principal amount plus coupon); notes are called
	Total Payment:	$10.225 (2.25% total return)

Since the notes are not callable by us prior to the third coupon payment date, we will pay you a coupon of $0.075 per note on each of the first two coupon payment dates. However, the notes are called by us in our sole discretion on the third coupon payment date and we will pay you a total of $10.075 per note (equal to the stated principal amount plus the coupon) on that coupon payment date. When added to the coupon payments of $0.150 received with respect to the first two coupon payment dates, you would have been paid a total of $10.225 per note, representing a 2.25% total return on the notes over the approximately three months the notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying price of the least performing underlying is above its downside threshold.

Date	Closing Price of Each Underlying		Payment (per note)
	Invesco QQQ TrustSM, Series 1	iShares® Russell 2000 Value ETF
First through Fourteenth Coupon Payment Dates	N/A	N/A	$1.050 in total coupons; notes are not called
Final Valuation Date	$180.00 (at or above downside threshold)	$90.00 (at or above downside threshold)*	$10.075 (principal amount plus final coupon)
		Total Payment:	$11.125 (11.25% total return)

* Denotes least performing underlying

Since the notes are not called by us on any of the first fourteen coupon payment dates, we will pay you a coupon of $0.075 per note on each coupon payment date, for a total of $1.050. Because the final underlying price of the least performing underlying is greater than its downside threshold, we will pay you $10 per note (equal to the stated principal amount) on the maturity date, in addition to the final coupon. When added to the coupon payments of $1.050 received with respect to the first fourteen coupon payment dates, you would have been paid a total of $11.125 per note, representing a 11.25% total return on the notes over the 1.25 year term of the notes.

Example 3 — Notes are NOT called and the final underlying price of the least performing underlying is below its downside threshold.

Date	Closing Price of Each Underlying		Payment (per note)
	Invesco QQQ TrustSM, Series 1	iShares® Russell 2000 Value ETF
First through Fourteenth Coupon Payment Dates	N/A	N/A	$1.050 in total coupons; notes are not called
Final Valuation Date	$30.00 (below downside threshold)*	$50.00 (below downside threshold)	Final coupon + [$10.00 × (1 + underlying return of the least performing underlying)] = $0.075 + [$10.00 × (1 + -70.00%)] = $0.075 + ($10.00 × 0.30) = $3.075
		Total Payment:	$1.050 + $3.075 = $4.125 (-58.75% total return)

* Denotes least performing underlying

Since the notes are not called by us on any of the first fourteen coupon payment dates, we will pay you a coupon of $0.075 per note on each coupon payment date, for a total of $1.050. On the final valuation date, the least performing underlying closes below its downside threshold. Therefore, at maturity, in addition to receiving the final coupon, investors are exposed to the downside performance of the least performing underlying and you will receive $3.075 per note, which reflects the final coupon plus a return reflecting the percentage decrease of the least performing underlying from the trade date to the final valuation date. When added to the coupon payments of $1.050 received with respect to the first fourteen coupon payment dates, you would have been paid a total of $4.125 per note, representing a 58.75% loss on the notes over the 1.25 year term of the notes.

Shares of the Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 is an exchange-traded fund that seeks to provide investment results that, before expenses, generally correspond to the performance of the Nasdaq-100 Index®. The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market based on market capitalization. The Invesco QQQ TrustSM, Series 1 is a registered investment company. Information provided to or filed with the SEC by Invesco QQQ TrustSM, Series 1 pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Invesco QQQ TrustSM, Series 1 trades on the Nasdaq Stock Market under the ticker symbol “QQQ.”

We have derived all disclosures contained in this pricing supplement regarding the Invesco QQQ TrustSM, Series 1 from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, the Invesco QQQ TrustSM, Series 1. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Invesco QQQ TrustSM, Series 1.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the Invesco QQQ TrustSM, Series 1 from January 2, 2013 through September 15, 2023. The closing price of the Invesco QQQ TrustSM, Series 1 on September 15, 2023 was $370.81. The initial underlying price with respect to shares of the Invesco QQQ TrustSM, Series 1 will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the Invesco QQQ TrustSM, Series 1 has experienced significant fluctuations. The historical performance of the shares of the Invesco QQQ TrustSM, Series 1 should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the Invesco QQQ TrustSM, Series 1 during the term of the notes. We cannot give you assurance that the performance of the shares of the Invesco QQQ TrustSM, Series 1 will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Invesco QQQ TrustSM, Series 1 will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the Invesco QQQ TrustSM, Series 1.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/02/13	03/28/13	$68.97	$66.31	$0.00000
04/01/13	06/28/13	$74.30	$67.14	$0.15931
07/01/13	09/30/13	$79.50	$71.73	$0.22361
10/01/13	12/31/13	$87.96	$76.96	$0.51012
01/02/14	03/31/14	$91.06	$84.29	$0.37313
04/01/14	06/30/14	$93.91	$84.11	$0.20606
07/01/14	09/30/14	$100.28	$94.22	$0.24910
10/01/14	12/31/14	$106.01	$91.79	$0.62461
01/02/15	03/31/15	$109.38	$99.65	$0.00000
04/01/15	06/30/15	$110.96	$105.05	$0.24806
07/01/15	09/30/15	$113.98	$98.09	$0.25416
10/01/15	12/31/15	$115.16	$102.22	$0.60235
01/04/16	03/31/16	$109.50	$96.32	$0.00000
04/01/16	06/30/16	$111.23	$102.22	$0.31780
07/01/16	09/30/16	$119.09	$107.42	$0.28665
10/03/16	12/30/16	$120.82	$113.65	$0.64881
01/03/17	03/31/17	$132.47	$119.54	$0.00000
04/03/17	06/30/17	$143.57	$130.40	$0.27415
07/03/17	09/29/17	$146.42	$136.19	$0.37842
10/02/17	12/29/17	$158.64	$145.58	$0.64879
01/02/18	03/29/18	$174.08	$153.45	$0.00000
04/02/18	06/29/18	$177.60	$155.51	$0.27655
07/02/18	09/28/18	$186.74	$170.80	$0.37837
10/01/18	12/31/18	$186.17	$143.50	$0.75036
01/02/19	03/29/19	$182.57	$149.82	$0.00000
04/01/19	06/28/19	$191.11	$170.12	$0.32421
07/01/19	09/30/19	$195.29	$180.73	$0.41558
10/01/19	12/31/19	$213.79	$184.05	$0.84180
01/02/20	03/31/20	$236.98	$169.30	$0.00000
04/01/20	06/30/20	$248.84	$182.31	$0.36269
07/01/20	09/30/20	$302.76	$250.49	$0.42426
10/01/20	12/31/20	$313.74	$269.38	$0.94957
01/04/21	03/31/21	$336.45	$299.94	$0.00000
04/01/21	06/30/21	$354.99	$316.89	$0.39468
07/01/21	09/30/21	$382.11	$354.57	$0.39679
10/01/21	12/31/21	$403.99	$352.62	$0.90532
01/03/22	03/31/22	$401.68	$318.17	$0.00000
04/01/22	06/30/22	$369.30	$271.39	$0.43369
07/01/22	09/30/22	$333.06	$267.26	$0.52740
10/03/22	12/30/22	$293.72	$260.10	$1.17397
01/03/23	03/31/23	$320.93	$261.58	$0.00000
04/03/23	06/30/23	$370.26	$309.99	$0.47223
07/03/23	09/15/23*	$385.74	$358.13	$0.50395

* As of the date of this pricing supplement, available information for the third calendar quarter of 2023 includes data for the period from July 3, 2023 through September 15, 2023. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2023.

The graph below illustrates the performance of the shares of the Invesco QQQ TrustSM, Series 1 from January 2, 2013 through September 15, 2023. The closing price of the shares of the Invesco QQQ TrustSM, Series 1 on September 15, 2023 was $370.81. We obtained the closing prices of the shares of the Invesco QQQ TrustSM, Series 1 from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the Invesco QQQ TrustSM, Series 1 should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the Invesco QQQ TrustSM, Series 1. We cannot give you assurance that the performance of the shares of the Invesco QQQ TrustSM, Series 1 will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Shares of the iShares® Russell 2000 Value ETF

The iShares® Russell 2000 Value ETF is an exchange-traded fund that seeks to provide investment results, before expenses, that generally correspond to the performance of the Russell 2000® Value Index. The Russell 2000® Value Index measures the performance of equity securities of issuers included in the Russell 2000® Index (which is designed to track the small-capitalization sector of the U.S. equity market) with lower price-to-book ratios and lower forecasted growth relative to all issuers included in the Russell 2000® Index. The iShares® Russell 2000 Value ETF is an investment portfolio managed by iShares® Trust. BlackRock Fund Advisors is the investment advisor to the iShares® Russell 2000 Value ETF. iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 Value ETF.

We have derived all disclosures contained in this pricing supplement regarding the iShares® Russell 2000 Value ETF from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® Russell 2000 Value ETF.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the iShares® Russell 2000 Value ETF from January 2, 2013 through September 15, 2023. The closing price of the iShares® Russell 2000 Value ETF on September 15, 2023 was $141.00. The initial underlying price with respect to shares of the iShares® Russell 2000 Value ETF will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the iShares® Russell 2000 Value ETF has experienced significant fluctuations. The historical performance of the shares of the iShares® Russell 2000 Value ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the iShares® Russell 2000 Value ETF during the term of the notes. We cannot give you assurance that the performance of the shares of the iShares® Russell 2000 Value ETF will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the iShares® Russell 2000 Value ETF will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® Russell 2000 Value ETF.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/02/13	03/28/13	$84.46	$77.68	$0.00000
04/01/13	06/28/13	$88.13	$79.82	$0.30708
07/01/13	09/30/13	$92.43	$86.48	$0.81756
10/01/13	12/31/13	$99.50	$89.74	$0.63688
01/02/14	03/31/14	$102.18	$92.86	$0.36396
04/01/14	06/30/14	$103.26	$95.91	$0.00000
07/01/14	09/30/14	$104.27	$93.56	$0.89276
10/01/14	12/31/14	$102.97	$90.55	$0.65711
01/02/15	03/31/15	$104.36	$97.35	$0.42090
04/01/15	06/30/15	$105.29	$100.57	$0.00000
07/01/15	09/30/15	$102.30	$88.95	$0.56267
10/01/15	12/31/15	$98.46	$89.90	$0.99141
01/04/16	03/31/16	$93.21	$80.25	$0.39718
04/01/16	06/30/16	$99.66	$90.58	$0.00000
07/01/16	09/30/16	$105.91	$95.97	$0.94079
10/03/16	12/30/16	$121.97	$98.87	$0.73466
01/03/17	03/31/17	$122.02	$114.69	$0.41700
04/03/17	06/30/17	$121.11	$114.21	$0.00000
07/03/17	09/29/17	$124.12	$112.81	$1.00501
10/02/17	12/29/17	$128.04	$121.05	$0.81410
01/02/18	03/29/18	$130.86	$118.48	$0.41489
04/02/18	06/29/18	$135.64	$119.36	$0.00000
07/02/18	09/28/18	$137.10	$132.46	$0.62993
10/01/18	12/31/18	$131.92	$102.04	$1.09441
01/02/19	03/29/19	$125.80	$107.18	$0.51695
04/01/19	06/28/19	$126.06	$114.14	$0.58420
07/01/19	09/30/19	$123.96	$110.84	$0.57204
10/01/19	12/31/19	$129.00	$115.48	$0.79763
01/02/20	03/31/20	$129.50	$71.79	$0.45049
04/01/20	06/30/20	$109.12	$74.44	$0.43340
07/01/20	09/30/20	$108.28	$91.58	$0.57741
10/01/20	12/31/20	$132.30	$100.90	$0.65179
01/04/21	03/31/21	$169.53	$130.00	$0.39149
04/01/21	06/30/21	$173.97	$156.91	$0.38964
07/01/21	09/30/21	$167.43	$152.99	$0.77376
10/01/21	12/31/21	$176.88	$157.31	$0.90226
01/03/22	03/31/22	$169.21	$151.25	$0.51880
04/01/22	06/30/22	$162.71	$134.47	$0.57848
07/01/22	09/30/22	$159.38	$128.93	$0.90766
10/03/22	12/30/22	$149.64	$131.32	$0.94137
01/03/23	03/31/23	$156.96	$130.78	$0.69560
04/03/23	06/30/23	$142.33	$128.93	$0.62788
07/03/23	09/15/23*	$151.24	$137.82	$0.00000

* As of the date of this pricing supplement, available information for the third calendar quarter of 2023 includes data for the period from July 3, 2023 through September 15, 2023. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2023.

The graph below illustrates the performance of the shares of the iShares® Russell 2000 Value ETF from January 2, 2013 through September 15, 2023. The closing price of the shares of the iShares® Russell 2000 Value ETF on September 15, 2023 was $141.00. We obtained the closing prices of the shares of the iShares® Russell 2000 Value ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the iShares® Russell 2000 Value ETF should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the iShares® Russell 2000 Value ETF. We cannot give you assurance that the performance of the shares of the iShares® Russell 2000 Value ETF will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the shares of the Invesco QQQ TrustSM, Series 1 and shares of the iShares® Russell 2000 Value ETF from January 2, 2013 through September 15, 2023, based on the daily closing prices of the underlyings. For comparison purposes, each underlying has been normalized to have a closing price of $100.00 on January 2, 2013 by dividing the closing price of that underlying on each day by the closing price of that underlying on January 2, 2013 and multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing prices of the underlyings during the term of the notes. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its downside threshold on the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below downside threshold on the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a note as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”). In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

•	a portion of each coupon payment made with respect to the notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

While we currently do not intend to withhold on payments on the notes to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the notes other persons having withholding or information reporting responsibility in respect of the notes may treat some or all of each coupon payment on a note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the notes. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will not receive an underwriting discount for any note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $10.00 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering. Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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